Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman International, Inc.

(410) 931-6108

Williams Scotsman International, Inc. Reports Strong Operating Results

For the Third Quarter Ended September 30, 2005

Baltimore, MD – November 1, 2005 – Williams Scotsman International, Inc (NASDAQ: WLSC), a leading provider of modular space solutions, reported today its financial results for the third quarter of 2005. Revenues for the third quarter were $163.5 million, an 18.4% increase from $138.1 million in the comparable period of 2004. Gross profit was $55.6 million, a 12.6% increase as compared to $49.3 million for the prior year quarter. EBITDA for the current quarter was  $43.6 million, which was up 6.6% from $40.8 million in the comparable period of 2004. The current quarter’s EBITDA includes a $2.4 million non-cash stock compensation charge related to the Company’s recent initial public offering. EBITDA and gross profit includes a $1.0 million charge for the estimated damage to the Company’s assets related to recent hurricanes occurring during the quarter offset by recoveries from prior period storms. Excluding these charges, the current quarter’s gross profit and EBITDA increased 14.7% and 15.0% respectively as compared to the prior year.

The Company reported a net loss for the quarter ended September 30, 2005 of  $14.7 million or $0.59 per share, which includes a loss on the early extinguishment of debt related to the Company’s refinancing transactions as well as the charges discussed above.  The effect of these charges was a reduction to net income of $17.6 million (net of related tax benefit of $11.3 million) or $0.71 per share. Net income for the current quarter, excluding these charges was $2.9 million as compared to $1.0 million for the prior year. Cash flow provided by (used in) operating, investing and financing activities was $26.8, $(35.0) and $9.0 million, respectively, for the three months ended September 30, 2005, an increase of approximately $15.1, $20.0, and $5.2 million, respectively from the comparable period of 2004.

Gerry Holthaus, Chairman, President and CEO, commented, “Williams Scotsman posted excellent results for the third quarter. Our business momentum continues, as evidenced by the 10% improvement in leasing revenue which was driven by increases in our third quarter utilization to 82%, increases in our average rental rates from $250 to $264, and increases in our average units on rent of 3,400 units for the quarter as compared to the prior year quarter. Additionally, sales of new units and rental equipment, delivery and installation and other revenue all showed strong gains as compared to the prior year quarter. Also, during the quarter, we completed our refinancing initiatives that we started earlier this year, including our initial public offering on September 23, 2005. These initiatives enabled us to significantly improve our overall capital structure. We look forward to continuing to execute our business plan, which we expect to be driven by our ongoing business momentum and our ability to capitalize on strategic growth opportunities.”

Nine Months ended September 30, 2005 Results

Revenues for the nine months ended September 30, 2005 were $424.6 million, a 15.0% increase from $369.3 million in the comparable period of 2004. Gross profit was $157.5 million, a 13.1% increase as compared to $139.3 million for the prior year period. EBITDA was  $125.2 million for the nine months ended September 30, 2005, which was up 10.1% from $113.7 million in the comparable period of 2004. EBITDA for the nine months ended September 30, 2005 includes the $2.4 million non-cash stock compensation charge and EBITDA and gross profit include the $1.0 million charge for the estimated damage to the Company’s assets related to recent hurricanes discussed above.  Excluding these charges, for the nine months ended September 30, 2005, gross profit and EBITDA increased 13.8% and 13.1% respectively as compared to the prior year.

The Company reported a net loss for the nine months ended September 30, 2005 of  $18.2 million or $0.76 per share, which includes  $20.7 million of charges or $0.86 per share (net of the related tax benefit of $13.4 million), related to the early extinguishment of debt and the $2.4 million non-cash stock compensation charge as a result of our recent financing transactions as well as the hurricane impact discussed above.  Net income for the nine months ended September 30, 2005, excluding these charges was $2.6 million as compared to a loss of $1.2 million for the prior year. Cash flow provided by (used in) operating, investing and financing activities was $46.3, $(94.7), and $49.0 million, respectively, for the nine months ended September 30, 2005, an increase of approximately $6.8, $13.6 and $6.8 million, respectively from the comparable period of 2004.

Business Outlook

The following statements of anticipated results are based on current expectations. These statements are forward-looking, and actual results may differ materially.

The Company estimates the following performance measures for the fourth quarter ending December 31, 2005:

	Range (in millions)
	Low	High
Operating Income	$28.0	29.3

Depreciation and amortization	18.0	17.7

Net income	6.7	7.2

The Company expects that its corporate representatives will meet privately during the quarter with investors, the media, investment analysts and others. At these meetings, the Company may reiterate the Business Outlook published in this press release. At the same time, the Company will keep this press release and Business Outlook publicly available on its Web site (http://www.willscot.com). However, the Business Outlook published in this press release reflects only the Company’s current best estimate and the Company assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Williams Scotsman International has scheduled a conference call for November 1, 2005 at 2:00 PM Eastern Time to discuss its third quarter results.  To participate in the conference call, dial 888-303-7352 for domestic (212-676-5242 for international) and ask to be placed into the Williams Scotsman call.  To listen to a live webcast of the call, go to www.willscot.com and click on the Investor Relations section.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on November 15, 2005.  To access the replay, domestic callers can dial 800-633-8284 and enter access code 21265730 (international callers can dial 402-977-9140).

About Williams Scotsman International

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, is a provider of modular space solutions for the construction, education, commercial and industrial, and government markets.  The Company serves over 25,000 customers, operating a fleet of over 98,000 modular space and portable storage units that are leased through a network of 85 branches. Williams Scotsman International provides delivery, installation, and other services to its leasing customers, and sells new and used modular space products and services.

For information, visit the Company’s website at www.willscot.com

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in the Company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations.  The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman International, Inc.

Consolidated Balance Sheets

(dollars in thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Assets

Cash	$1,410	$939
Trade accounts receivable, net	93,762	76,579
Prepaid expenses and other current assets	49,113	38,330
Rental equipment, net	935,243	880,723
Property and equipment, net	80,891	79,951
Deferred financing costs, net	17,822	16,667
Goodwill	170,810	170,423
Other intangible assets	2,912	2,894
Other assets	20,796	18,105
	$1,372,759	$1,284,611

Liabilities and stockholders’ equity

Accounts payable	$74,959	$42,225
Accrued expenses	29,036	27,622
Accrued interest	3,563	12,341
Rents billed in advance	23,701	21,375
Revolving credit facility	371,003	102,130
Long-term debt, net	505,332	907,356
Deferred income taxes	136,238	150,415
Total liabilities	1,143,832	1,263,464
Stockholders’ equity:
Common stock	513	362
Additional paid-in capital	463,935	240,474
Cumulative foreign currency translation adjustment	16,419	14,079
Retained earnings	43,998	62,170
	524,865	317,085
Less treasury stock	(295,938)	(295,938)
Total stockholders’ equity	228,927	21,147

	$1,372,759	$1,284,611

Williams Scotsman International, Inc.

Consolidated Statements of Operations (unaudited)

(dollars in thousands, except share and per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Leasing	$62,556	$57,110	$181,636	$164,775
Sales:
New units	36,921	24,107	83,458	67,913
Rental equipment	10,260	9,737	25,825	20,747
Delivery and installation	41,756	36,407	101,355	85,653
Other	11,983	10,745	32,318	30,163
Total revenues	163,476	138,106	424,592	369,251

Cost of sales and services
Leasing
Depreciation and amortization	13,068	12,136	38,435	35,904
Other direct leasing costs	17,533	13,979	44,501	37,994
Sales:
New units	30,571	20,915	69,115	57,791
Rental equipment	7,898	7,716	20,069	16,514
Delivery and installation	34,699	31,386	86,245	74,272
Other	4,150	2,632	8,713	7,469

Total cost of sales and services	107,919	88,764	267,078	229,944

Gross profit	55,557	49,342	157,514	139,307

Selling, general & administrative expenses (1)	25,063	20,632	70,796	61,556
Other depreciation and amortization	4,241	3,855	12,183	10,949
Operating Income	26,253	24,855	74,535	66,802

Interest expense	24,496	23,305	73,755	68,750
Loss on early extinguishment of debt	25,496	—	30,678	—

(Loss) income before income taxes	(23,739)	1,550	(29,898)	(1,948)
Income tax (benefit) expense	(9,071)	592	(11,726)	(736)
Net (loss) income	$(14,668)	$958	$(18,172)	$(1,212)

(Loss) earnings per share - basic	$(0.59)	$0.04	$(0.76)	$(0.05)
(Loss) earnings per share - diluted	$(0.59)	$0.04	$(0.76)	$(0.05)

Weighted average common shares outstanding – basic	24,877,087	23,558,820	24,003,061	23,558,820
Weighted average common shares outstanding – diluted (2)	24,877,087	24,818,865	24,003,061	23,558,820

(1)          Includes non-stock compensation expense of $2.6 million and $0.1 million for the three months ended September 30, 2005 and 2004, respectively and $3.1 million and $0.5 million for the nine months ended September 30, 2005 and 2004, respectively.

(2)      Common stock equivalents of 1,270,056, 1,233,417 and 1,260,044 were excluded from weighted average shares – diluted for the quarter ended September 30, 2005 and the nine months ended September 30, 2005 and 2004 due to their anti-dilutive nature.

Williams Scotsman International, Inc.

Summary of Selected Consolidated Financial Information (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
Operations Data (in thousands):	2005	2004	2005	2004

Gross profit
Leasing	$31,955	$30,995	$98,700	$90,877
Sales:
New units	6,350	3,192	14,343	10,122
Rental equipment	2,362	2,021	5,756	4,233
Delivery and installation	7,057	5,021	15,110	11,381
Other	7,833	8,113	23,605	22,694
Total gross profit	$55,557	$49,342	$157,514	$139,307

	Quarter Ended September 30,		Nine Months Ended September 30,
Rental Fleet and Capital Expenditure Data:	2005	2004	2005	2004
Lease fleet units, as of end of period	98,300	94,700	98,300	94,700
Lease fleet units, average for period	97,700	95,100	96,600	93,200
Utilization rate based upon units, average over period	82%	80%	81%	80%
Monthly rental rate, average over period	$264	$250	$260	$249
Capital expenditures (in thousands):
Lease fleet	$31,438	$9,169	$81,238	$28,396
Non-lease fleet	3,554	1,816	8,836	5,241
Acquisitions (in thousands)	14	4,010	4,630	47,480

Other Financial Data (at period end):	September 30, 2005
Leverage Ratio (a)	5.11
Leverage Ratio (b)	13.75
Borrowing base availability under revolving credit facility (in thousands) (c)	$111,802

(a)                    As defined in the Company’s Amended and Restated Credit Agreement

(b)                   Calculated using cash flow from operating activities

(c)                    In June 2005, the Company entered into an Amended and Restated Credit Agreement, which provides for a revolving credit facility of $500 million and a $150 million term loan.  The Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of September 30, 2005, the Company’s excess availability under the revolver was $112 million or  $37 million in excess of the $75 million.

Reconciliation of EBITDA for the quarter and nine months ended September 30, 2005 and 2004 to cash flow from operating activities – the most comparable GAAP measure:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(in thousands)
EBITDA (d)	$43,562	$40,846	$125,153	$113,655
Increase in net accounts receivable	(6,348)	(11,157)	(16,653)	(24,377)
Increase in accounts payable and accrued expenses	28,438	7,612	33,217	22,265
Interest paid	(29,833)	(11,973)	(77,553)	(54,071)
Increase in other assets	(10,301)	(14,411)	(17,464)	(17,326)
Increase in other liabilities	1,051	2,692	2,253	3,116
Non-cash stock compensation expense	2,582	75	3,120	529
Gain on sale of equipment	(2,344)	(2,025)	(5,737)	(4,242)

Cash flow from operating activities	$26,807	$11,659	$46,336	$39,549

Other Data:
Cash flow used in investing activities	$(35,006)	$(14,995)	$(94,704)	$(81,117)

Cash flow provided by financing activities	$8,963	$3,799	$48,992	$42,219

(d)         The Company defines EBITDA as earnings before deducting interest, loss on extinguishment of debt, income taxes, depreciation and amortization.

Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities – the most comparable GAAP measure as of September 30, 2005 (in thousands):

Consolidated EBITDA – trailing 12 months (c) (e)	$171,578
Increase in net accounts receivable	(12,403)
Increase in accounts payable and accrued expenses	29,391
Interest paid	(108,385)
Increase in other assets	(8,607)
Increase in other liabilities	3,886
Gain on sale of equipment (including net recovery from hurricanes)	(11,334)
Pro forma EBITDA impact of acquisitions	(374)
Cash flow from operating activities – trailing 12 months	$63,752
Cash flow from investing activities – trailing 12 months	$(116,524)
Cash flow from financing activities – trailing 12 months	$52,902

(e)             Consolidated EBITDA is defined in the Company’s credit agreement as the Company’s net income plus interest, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  The Company is providing consolidated EBITDA as supplemental information so that investors can evaluate and analyze the Company’s compliance with its financial covenants under the Amended and Restated Credit Facility.

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